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                                                                    EXHIBIT 3.21



CERTIFICATE OF INCORPORATION
A STOCK CORPORATION


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FIRST:  The name of this Corporation is BLUEGREEN RESORTS INTERNATIONAL, INC.

SECOND:  Its Registered Office in the State of Delaware is to be located at
1013 CENTRE ROAD        Street, in the City of  WILMINTON

County of NEW CASTLE        Zip Code 19805       The Registered Agent in charge

thereof is CORPORATION SERVICE COMPANY

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The amount of the total authorized capital stock of this corporation is

1,000 shares of common stock at .01 per share       Dollars ($      ) divided

into                       shares, of               Dollars ($      ) each.

FIFTH:  The name and mailing address of the incorporator are as follows:

                  Name PATRICK E. RONDEAU

                  Mailing Address     5295 Town Center Road
                                      Boca Raton, FL             Zip Code  33486


I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 20th day of May, A.D. 1997.

                                                 /s/ Patrick E. Rondeau
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                                                          Incorporator